Exhibit 99.3

CHARAH SOLUTIONS, INC.

Unaudited Non-GAAP Financial Measures

On November 19, 2020, the Company announced that it had entered into a definitive agreement (the “Purchase Agreement”) to sell its subsidiary, Allied Power Holdings LLC, (“Allied”) to Allied Group Intermediate Holdings, LLC, an affiliate of Bernhard Capital Management LP, the majority shareholder of the Company, in an all-cash deal for $40 million to be paid at closing, subject to adjustment for working capital and certain other adjustments as set forth in the Purchase Agreement (the “Transaction”). The Transaction is effective immediately. This Transaction will be treated as a sale to an entity under common control with the net proceeds recognized as a contribution to equity.

To supplement the unaudited pro forma condensed consolidated financial information included as Exhibit 99.2 to this Current Report on Form 8-K, the Company has included certain other financial data. As set forth in Exhibit 99.2 to this Current Report on Form 8-K, the Company’s as reported financial information has been derived from the historical financial statements which were prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). The Company uses financial measures that are not determined in accordance with GAAP, including Adjusted EBITDA and Adjusted EBITDA margin.

We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that our results will be unaffected by the items excluded from Adjusted EBITDA. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. We use Adjusted EBITDA margin to measure the success of our business in managing our cost base and improving profitability. The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before loss on extinguishment of debt, impairment expense, interest expense, income taxes, depreciation and amortization, equity-based compensation, non-recurring legal costs and expenses and start-up costs, the Brickhaven contract deemed termination revenue reversal and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.

The following tables present Adjusted EBITDA as reported, adjustments as a result of the Transaction, and Adjusted EBITDA as adjusted (in thousands):

	For the Nine Months Ended September 30, 2020
	As Reported	Allied Adjustments	Adjusted
Net (loss) income attributable to Charah Solutions, Inc.	$(22,002)	$6,516	$(28,518)
Interest expense, net	12,787	2,745	10,042
Loss on extinguishment of debt	8,603	—	8,603
Impairment expense	6,399	—	6,399
Income tax expense	608	—	608
Depreciation and amortization	13,196	633	12,563
Elimination of certain non-recurring legal costs and expenses	(2,137)	(2,137)	—
Equity-based compensation	2,084	283	1,801
Transaction related expenses and other items	1,299	211	1,088

Adjusted EBITDA	$20,837	$8,251	$12,586

Adjusted EBITDA margin	5.0%		7.6%

	For the Year Ended December 31, 2019
	As Reported	Allied Adjustments	Adjusted
Net (loss) income attributable to Charah Solutions, Inc.	$(42,058)	$6,452	$(48,510)
Interest expense, net	16,835	2,211	14,624
Income tax expense	4,190	2,303	1,877
Depreciation and amortization	23,437	591	22,846
Elimination of certain non-recurring legal costs and expenses	(2,231)	(2,231)	—
Equity-based compensation	2,513	99	2,414
Brickhaven contract deemed termination revenue reversal	10,000	—	10,000
Transaction related expenses and other items	5,454	1,996	3,458

Adjusted EBITDA	$18,140	$11,421	$6,719

Adjusted EBITDA margin	3.3%		2.7%

	For the Year Ended December 31, 2018
	As Reported	Allied Adjustments	Adjusted
Net (loss) income attributable to Charah Solutions, Inc.	$(8,902)	$(19,690)	$10,788
Interest expense, net	32,226	1,944	30,282
Income tax (benefit) expense	(2,427)	(7,027)	4,600
Depreciation and amortization	42,308	76	42,232
Elimination of certain non-recurring legal costs and expenses	25,428	25,427	1
Elimination of certain non-recurring start-up costs	1,480	1,480	—
Equity-based compensation	4,127	2,656	1,471
Transaction related expenses and other items	4,532	3,518	1,014

Adjusted EBITDA	$98,772	$8,384	$90,388

Adjusted EBITDA margin	13.3%		22.5%

	For the Period from January 13, 2017 through December 31, 2017
	As Reported	Adjustments	Adjusted
Net income (loss) attributable to Charah Solutions, Inc.	$18,316	$(17,103)	$35,419
Interest expense, net	14,146	3,127	11,019
Depreciation and amortization	25,719	—	25,719
Elimination of certain non-recurring legal costs and expenses	8,650	8,650	—
Elimination of certain non-recurring start-up costs	6,167	6,167	—
Equity-based compensation	2,429	173	2,256
Transaction related expenses and other items	1,003	84	919

Adjusted EBITDA	$76,430	$1,098	$75,332

Adjusted EBITDA margin	18.1%		26.4%